Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Results for the Quarter Ended March 31, 2005

Linthicum Heights, Maryland, April 27, 2005 — Foundation Coal Holdings, Inc. (NYSE:FCL) today reported financial results for its first quarter ended March 31, 2005.

Highlights

•                  Revenues for the quarter were $305.5 million, a 35 percent increase from 2004.

•                  Net income for the quarter was $18.9 million, or $0.41 per diluted share, compared to a pro-forma net loss of $3.9 million, or $0.09 per diluted share, in the same quarter of the previous year.

•                  Quarterly adjusted EBITDA was $71.4 million, a 60 percent increase.

Summary Statistics

(In Millions, except where noted)	Q1 2005	Pro Forma Q1 2004	Improvement (%)
Revenues	$305.5	$225.8	35%
Coal Shipments	17.3	15.4	12%
Net Income (Loss)	$18.9	$(3.9)	N/A
Earnings (Loss) per Diluted Share	$0.41	$(0.09)	N/A
EBITDA	$76.7	$26.7	187%
Adjusted EBITDA	$71.4	$44.5	60%

NOTE:   For the basis of this presentation, please see note at end of this release and EBITDA reconciliation table.

- More -

Foundation Coal Reports	April 27, 2005
First Quarter 2005 Results

“We achieved outstanding results in our first full quarter as a public company, through careful execution of our business plan and our ability to capitalize on the continued strength in the coal market,” said James F. Roberts, Foundation Coal’s president and chief executive officer.  “Our margins are among the highest we have ever achieved, as we were successful in both negotiating new higher-priced coal sales agreements and keeping our costs in check. In sum, we are on track to meet or exceed our guidance for the year.”

FINANCIAL RESULTS

First Quarter 2005 Compared to Pro Forma First Quarter 2004

First quarter 2005 revenues increased 35 percent from pro forma revenues in the corresponding period of 2004, driven primarily by higher shipments and higher average realizations. Coal shipments increased to 17.3 million tons, a 12 percent gain, largely because of a return to more normal operating conditions at the company’s Pennsylvania mines. In the first quarter of 2004, production was affected by: (a) the idling of the Cumberland Mine’s longwall for approximately one half of the first quarter because of a ventilation issue; and (b) the inclusion of a scheduled longwall move at the Emerald Mine. First quarter 2005 coal shipments also increased in the Powder River Basin as a result of a higher volume of sales than in the prior year. Average realizations for the company improved 20 percent, favorably impacted by higher prices on recent coal supply agreements, principally in Appalachia; higher quality premiums for calorific and sulfur content, due in part to historically high prices for sulfur dioxide allowances; and a greater proportion of higher priced Northern Appalachian shipments in relation to total shipments.

Net income was $18.9 million for the first quarter 2005 compared to a pro forma net loss of $3.9 million in the comparable quarter of 2004. For the same periods, diluted earnings per share increased to $0.41 from pro forma diluted loss per share of $0.09. Improvements in net income and earnings per share result primarily from the significant increase in coal sales revenues. Cost of coal sales per ton increased 3 percent in the first quarter of 2005 compared to the pro forma first quarter of 2004, primarily as a result of higher commodity prices, labor rates, and employee benefit costs mitigated by increases in volume. The company expects an effective income tax rate for 2005 of approximately 40 percent. Current tax expense on net income was approximately 27 percent.

Adjusted EBITDA, as defined in the bank credit agreement (defined below), improved to $71.4 million in the first quarter of 2005. This represents an increase of 60 percent over the pro forma adjusted EBITDA of $44.5 million in the first quarter of 2004, which included an adjustment of $20.2 million to add back the effect of idling the Cumberland Mine. For the twelve months ended March 31, 2005, pro forma adjusted EBITDA totaled $178.4 million, compared to $160.3 million in the twelve months ended March 31, 2004, an 11 percent increase.

Cash flow from continuing operations totaled $11.4 million during the first quarter of 2005. As of March 31, 2005 the company held an additional $46 million in working capital investment, primarily accounts receivable and coal inventories compared to December 31, 2004. The additional investment in working capital resulted from increased sales revenue and strong production during the first quarter of 2005. Chief financial officer, Frank J. Wood, said, “We expect investment in working capital to fluctuate from quarter to quarter, depending on the pace of shipments and production, which vary with the timing of longwall moves, miners’ vacations, and customer shipping schedules.”

Capital expenditures and shareholder dividends totaled $36.5 million and $1.8 million, respectively, during the first quarter of 2005. The company partially funded these items by drawing down cash balances and maintained day-to-day liquidity through short-term borrowings under its revolving credit facility. Capital expenditures during the quarter included $17.7 million related to the expansion of the Belle Ayr Mine in Wyoming, development of the Pax surface mine in West Virginia, addition of a continuous mining unit at the Kingston Mine in West Virginia, and the widening of the Emerald longwall face to 1,450 feet. Management reaffirms its capital expenditure guidance in the range of $150 million to $160 million for 2005.

According to Roberts, “We are now benefiting from steady performance at our operations and a strong market for our products. These factors should contribute to healthy earnings and cash flow growth into the future.”

Coal Market Overview

Strength continues in the U.S. coal sector, with current spot prices in many markets at or near 52-week high levels. Most important, the fundamentals underlying the current market remain solid and in fact, in regions such as the Powder River Basin, show strengthening.

Major factors impacting the supply/demand balance of coal include the following:

•                  The U.S. coal supply and demand balance remains tight. Electricity demand increased 1.5 percent in the first quarter of 2005, which in turn, boosted coal burn. However, overall coal production remained flat on average. According to the Energy Information Administration, a nearly three percent increase in coal production west of the Mississippi River essentially offset a more than four percent decline in the East. The growth in the West is largely a result of increased shipments from the Powder River Basin, which has benefited from more test burns at eastern coal-based power plants and improvement in rail transportation service from the region.

•                  Coal inventories at electric utilities remain well below normal. Energy Ventures Analysis estimates total stocks at approximately 110 million tons as of the end of the first quarter, or approximately 41 days of burn, compared to normal levels of 126 million tons and 49 days of burn, respectively.

•                  The forward price of natural gas is expected to remain in excess of $6 per mcf, which contributes to coal’s favorable position as a baseload fuel for electric generation.

•                  Sulfur dioxide (SO2) allowances are at historically high prices, trading in excess of $800 per ton. High allowance prices, coupled with the passage of the Clean Air Interstate Rule (CAIR), are likely to provide incentives to electric utilities to invest in scrubber technology to remove SO2 from the flue-gas stream of existing coal-based generating facilities. Large-scale scrubber retrofits are expected to benefit higher sulfur coal producing regions, such as Northern Appalachia and the Illinois Basin.

“Foundation Coal is exceptionally well-positioned to take advantage of the ongoing strength in this market,” said Roberts. “Demand for our low-sulfur PRB coals is growing, while new markets are also opening up for our high-Btu Northern Appalachian products as more and more utilities elect to install scrubbers.”

Outlook

Foundation Coal reaffirms its previous full-year guidance of 66 million to 68 million tons of production and 68 million to 70 million tons of total volume, including purchased coal. Management also continues to target $1.135 billion to $1.175 billion of coal sales revenues and $230 million to $260 million of adjusted EBITDA.

With additional information concerning its 2005 effective income tax rate; depreciation, depletion, and amortization; and amortization of coal supply agreements, the company is now targeting full-year 2005 net income in the range of $45 million to $60 million and 2005 full-year diluted earnings per share in the range of $1.00 to $1.30.

As of the end of the first quarter of 2005, uncommitted and unpriced tonnage was 11 percent and 30 percent of total planned production in 2006 and 2007, respectively. Higher value eastern coals account for the majority of the uncommitted tonnage, as 23 percent and 43 percent of the company’s planned eastern production remains uncommitted and unpriced in 2006 and 2007, respectively, including 56 percent and 74%, respectively, of the Company’s planned metallurgical coal production.

The company should benefit from only two longwall moves in 2005: one at Emerald in the second quarter and one at Cumberland in the third quarter. Miners’ vacation, which encompasses two weeks at Emerald, Cumberland, and Wabash, and one week at most of the company’s West Virginia operations, is concentrated during the month of July.

Conference call webcast

Foundation Coal Holdings, Inc. will hold a conference call to discuss first quarter 2005 financials on Wednesday, April 27, 2005 at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

Basis of Reporting

Financial results for the first quarter of 2004 are provided on two different bases of reporting. The first, referred to as the “predecessor” basis, is that reported by RAG American Coal Holding, Inc., which was sold to Foundation Coal Holdings, Inc. on July 30, 2004. The second, or “pro forma” basis, presents the first quarter of 2004 as if Foundation Coal Holdings, Inc.: (a) acquired RAG American Coal Holding, Inc. on January 1, 2004; (b) completed the Initial Public Offering on January 1, 2004; and (c) transacted the sale of the RAG Colorado Business Unit and associated repayment of predecessor bank debt and settlement of predecessor interest rate swaps on December 31, 2003.  The pro forma presentation incorporates the fair valuation of the assets and liabilities acquired by Foundation Coal Holdings, Inc. on July 30, 2004 (“purchase accounting”). An attached table presents the pro forma adjustments.

Non GAAP Disclosures

EBITDA, a measure expected to be used by management to measure performance is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), accretion on asset retirement obligations, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.  The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments.  The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

About Foundation Coal

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

Forward-looking statements

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; our assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2004 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”.  The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

	Successor Three Months Ended March 31, 2005	Predecessor Three Months Ended March 31, 2004
	(Unaudited)

Tons sold	17.3	15.4

Revenues	$305.5	$226.3
Cost of coal sales	215.2	197.2
Selling, general & administrative expenses	11.6	10.4
Accretion on asset retirement obligations	2.0	1.7
Depreciation, depletion and amortization	54.8	25.0
Amortization of coal supply agreements	(23.3)	4.0
Income (loss) from operations	45.2	(12.0)
Interest income	0.2	0.8
Interest expense:
Interest	(11.1)	(9.2)
Amortization of deferred financing costs	(0.8)	—
Surety bond and letter of credit fees	(2.4)	(0.7)
Loss on termination of hedge accounting for interest rate swaps	—	(48.8)
Mark-to-market loss on interest rate swaps	—	(3.2)
Other income	—	—
Income (loss) before income taxes	31.1	(73.1)
Income tax (expense) benefit	(12.2)	27.0
Income (loss) from continuing operations	18.9	(46.1)
Income from discontinued operations, net of income tax expense	—	2.8
Net income (loss)	$18.9	$(43.3)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.42	$(336.10)
Income from discontinued operations, net of income tax expense	—	20.36
Net income (loss)	0.42	(315.74)
Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.41	$(336.10)
Income from discontinued operations, net of income tax expense	—	20.36
Net income (loss)	0.41	(315.74)
Weighted average shares--basic (millions)	44.625	0.137
Weighted average shares--diluted (millions)	46.080	0.137

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions Except Per Ton Data)

	Successor Three Months ended March 31, 2005	Pro Forma Three Months ended March 31, 2004	Successor Three Months Ended December 31, 2004
	(Unaudited)

Tons sold
Powder River Basin	11.2	10.6	10.5
Northern Appalachia	3.4	2.0	2.7
Central Appalachia	2.0	2.0	2.0
Illinois Basin & purchased coal	0.7	0.8	0.9
Total	17.3	15.4	16.1

Average realized price per ton sold
Powder River Basin	$7.31	$7.46	$7.89
Northern Appalachia	33.48	26.83	25.55
Central Appalachia	41.31	33.12	35.12
Illinois Basin and purchased coal	33.41	31.35	37.24
Total	$17.38	$14.45	$15.91

Revenue summary
Powder River Basin	$82.1	$79.3	$82.4
Northern Appalachia	112.7	53.8	69.2
Central Appalachia	82.6	65.1	71.3
Illinois Basin and purchased coal	22.6	23.7	32.7
Total coal sales	300.0	222.0	255.6
Other revenues	5.5	3.8	5.8
Total revenues	305.5	225.8	261.4
Cost of coal sales	215.2	188.0	198.2
Selling, general and administrative expense	11.6	9.1	18.0
Accretion on asset retirement obligations	2.0	2.0	1.9
EBITDA	76.7	26.7	43.3
Depreciation, depletion and amortization	54.8	51.2	60.4
Amortization of coal supply agreements (credit)	(23.3)	(31.6)	(46.5)
Income from operations	$45.2	$7.1	$29.4

Capital expenditures	$36.5	$25.6	$20.8
Cash flow from continuing operations	$11.4	$2.4	$37.3
Adjusted EBITDA from Credit Agreement	$71.4	$44.5	$33.0
Last Twelve Months Adjusted EBITDA from Credit Agreement	$178.5	$160.3	$151.6
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	23.4%	19.7%	12.6%

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2005	December 31, 2004
	(Unaudited)

Cash & Cash Equivalents	$4.1	$470.3
Trade Accounts Receivable, Net	101.3	66.5
Inventories, Net	58.3	39.7
Other Current Assets	39.7	43.0
Total Current Assets	203.4	619.5
Property Plant & Equipment, Net	1,782.1	1,799.6
Coal Supply Agreements , Net	76.9	84.5
Other Noncurrent Assets	42.0	41.6
Total Assets	$2,104.5	$2,545.2

Current Portion of Term Loan	$—	$—
Accounts Payable and Accruals	190.5	186.2
Dividends Payable	—	444.1
Total Current Liabilities	190.5	630.3
Long-Term Debt	685.0	685.0
Noncurrent Coal Supply Agreements, Net	147.3	178.2
Deferred Income Taxes	138.2	133.8
Other Long-Term Liabilities	668.5	661.1
Stockholders' Equity	275.0	256.8
Total Liabilities and Stockholders' Equity	$2,104.5	$2,545.2

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income (Loss) from Continuing Operations

(In Millions)

	Successor Three Months ended March 31, 2005	Predecessor Three Months ended March 31, 2004	Successor Three Months ended December 31, 2004
	(Unaudited)

Net income (loss) from continuing operations	$18.9	$(46.1)	$4.2
Depreciation, depletion and amortization	54.8	25.0	60.4
Amortization of coal sales agreements (credit)	(23.3)	4.0	(46.5)
Interest expense	11.1	9.3	11.1
Amortization of deferred financing costs	0.8	—	4.3
Surety bond and letter of credit fees	2.4	0.7	2.7
Interest income	(0.2)	(0.8)	(0.8)
Income tax expense (benefit)	12.2	(27.0)	8.5
Mark-to-market loss (gain) on interest rate swaps	—	3.1	(0.6)
Loss on termination of hedge accounting for interest rate swaps	—	48.8	—
EBITDA	$76.7	$17.0	$43.3
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Effect on cost of coal sales from market valuation of inventories
Overburden removal included in depreciation, depletion and amortization	(7.6)	—	(15.2)
Sponsor monitoring fee	—	—	1.2
Accretion on asset retirement obligations	2.0	1.7	1.9
Non-cash stock based compensation expense	0.3	—	—
Cumberland mine force majeure	—	20.2	—
Other	—	5.6	1.8
Adjusted EBITDA per Credit Agreement for current quarter	$71.4	$44.5	$33.0
Adjusted EBITDA per Credit Agreement for year ended December 31, 2004 and 2003, respectively	151.6	160.0	$151.6
Adjusted EBITDA per Credit Agreement for quarter ended March 31, 2004 and 2003, respectively	(44.5)	(44.2)
Adjusted EBITDA per Credit Agreement for the twelve months ended March 31, 2005 and 2004, respectively	$178.5	$160.3

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Historical and Pro Forma

Consolidated Condensed Statements of Operations

(In Millions Except Per Share Data)

	Successor	Pro Forma
	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)
Tons Sold	17.3	15.4

Revenues	$305.5	$225.8
Cost of coal sales	215.2	188.0
Selling, general & administrative expenses	11.6	9.1
Accretion on asset retirement obligations	2.0	2.0
Depreciation, depletion and amortization	54.8	51.2
Amortization of coal supply agreements	(23.3)	(31.6)
Income from operations	45.2	7.1
Interest income	0.2	0.8
Interest expense:
Debt-related interest expense	(11.1)	(10.3)
Amortization of deferred financing costs	(0.8)	(2.6)
Surety bond and letter of credit fees	(2.4)	(2.6)
Other income (expense)	—	—
Income (loss) before taxes	31.1	(7.6)
Federal and state income tax (expense) benefit	(12.2)	3.7
Net income (loss)	$18.9	$(3.9)

Basic earnings (loss) per share	$0.42	$(0.09)
Weighted average number of shares (millions)	44.625	44.625

Diluted earnings (loss) per share	$0.41
Weighted average number of shares (millions)	46.080

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Historical to Pro Forma Consolidated Statement of Operations

(In Millions, Except Per Share Data)

	Predecessor Three Months Ended March 31, 2004	Pro Forma Adjustments		Pro Forma Three Months Ended March 31, 2004
	Unaudited
Revenues:
Coal sales	$222.0	$—		$222.0
Other revenues	4.3	(0.5	)(a)	3.8
	226.3	(0.5)		225.8
Cost and expenses:
Cost of coal sales	197.2	(9.2	)(b)	188.0
Selling, general & administrative	10.4	(1.3	)(c)	9.1
Accretion on asset retirement obligations	1.7	0.3	(d)	2.0
Depreciation, depletion and amortization	25.0	26.2	(e)	51.2
Amortization of coal supply agreements	4.0	(35.6	)(f)	(31.6)
	238.3	(19.5)		218.8
Income (Loss) from operations	(12.0)	19.1		7.1

Other income (expense)
Debt-related interest expense	(9.2)	(1.1	)(g)	(10.3)
Amortization of deferred financing costs	—	(2.6	)(g)	(2.6)
Surety bond and letter of credit fees	(0.7)	(1.9	)(g)	(2.6)
Interest income	0.8	—		0.8
Loss on termination of hedge accounting for interest rate swaps	(48.8)	48.8	(h)	—
Mark-to-market gain (loss) on interest rate swaps	(3.2)	3.2	(h)	—
Income (loss) before income taxes	(73.1)	65.5		(7.6)
Income tax (expense) benefit	27.0	(23.3	)(i)	3.7
Net income (loss)	$(46.1)	$42.2		$(3.9)

Basic earnings (loss) per share				$(0.09)
Weighted average number of shares (millions)				44.625

Diluted earnings (loss) per share (j)
Weighted average number of shares (millions)

(a)	Reflects the elimination of royalty income as a result of purchase accounting.
(b)

Reflects an adjustment of $9.2 million of overburden removal costs reflected in depreciation, depletion & amortization as a result of purchase accounting, $3.7 million of elimination of actuarial losses on pensions and other postretirement benefits as a result of purchase accounting and $3.8 million of additional costs due to coal inventories written up to fair value in purchase accounting.

(c)

Reflects an adjustment of $1.1 million for expense arising from a management incentive plan eliminated in the transaction and $.2 million of elimination of amortization of actuarial losses for pensions, other postretirement benefits and black lung benefits as a result of purchase accounting.

(d)	Reflects accretion expense on the additional asset retirement obligation recognized in purchase accounting.
(e)	Reflects increased depreciation, depletion and amortization as a result of purchase accounting.
(f)	Reflects net credit to amortization of coal supply agreements as a result of purchase accounting.
(g)	Reflects adjustments to present pro forma net interest expense based on capital structure put in place by the acquisition.
(h)	Reflects adjustments to eliminate debt extinguishment charges of the predecessor arising from sale of the discontinued operations.
(i)	Represents the tax effect of the pro forma adjustments computed such that the pro forma income tax benefit is at the effective income tax rate recorded in the successor period of 2004.
(j)	Not presented because the result is antidilutive.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.